Exhibit 10.45

1101 Market Street, Chattanooga, Tennessee 37402

July 24, 2025

Matthew Rasmussen

Dear Mr. Rasmussen,

On behalf of TVA, it is with great pleasure that I offer you the position of SVP & Chief Nuclear Officer, effective July 28, 2025. The compensation components for your new role are as follows:

Your salary will be $668,000.

Your Executive Annual Incentive Plan (EAIP) opportunity will remain unchanged.

You will be issued new Long-Term Incentive Performance (LTI-P) grants in the amount of
$764,200 for the FY24-26 cycle and $764,200 for the FY25-27 cycle. Each is based on a target award of $764,200 for your new role. These grants will replace the previously awarded FY24-26 and FY25-27 LTI-P grants. Your existing FY23-25 LTI-P grant will remain in place and will vest and pay out as prescribed in the respective grant notice. Actual LTI-P payouts will be based on scorecard results.

You will be issued new Long-Term Retention (LTI-R) grants in the amount of $263,000 for the FY24-26 cycle and $327,000 for the FY25-27 cycle, based on a target award of $327,000 for your new role. These grants replace the previously awarded FY24-26 and FY25-27 retention grants. More details of your new retention grants will be provided in new retention grant notices. Your FY23-25 retention grant will remain in place and will vest and pay out as prescribed in the respective grant notice.

Please indicate your acceptance of this offer (below). Regards,

/s/ Donald Moul

Donald Moul
President & Chief Executive Officer

Accepted: /s/ Matthew Rasmussen
Matthew Rasmussen

cc: Executive Compensation Human Resources